AZZ Third Quarter – Fiscal Year 2013
January 9, 2013

AZZ incorporated Reports Results for the Third Quarter and Year-To-Date of Fiscal Year 2013, and Announces the Acquisition of G3 Galvanizing Limited in Halifax, Nova Scotia

For the nine months – Revenues Increase 25%, Net Income up 62%, Earnings per Share
Increased 61% and Backlog Increased 63% when compared to the same period last year

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

January 9, 2013 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), (the "Company" or "AZZ") a manufacturer of electrical products and a provider of galvanizing services, today announced unaudited financial results for the three and nine-month periods ended November 30, 2012. Revenues for the third quarter were $149.7 million compared to $116.5 million for the same quarter last year, an increase of 29 percent. Net income for the third quarter was $15.4 million, or $0.60 per diluted share, compared to net income of $10.0 million, or $0.39 per diluted share, in last year’s third fiscal quarter.

For the nine-month period, the Company reported revenues of $430.2 million compared to $345.5 million for the comparable period last year, an increase of 25 percent. Net income for the nine months was $47.2 million, or $1.85 per diluted share, compared to $29.1 million, or $1.15 per diluted share in the comparable period of last year. The net income and earnings per diluted share for the first nine months reflect a pre-tax gain of approximately $6 million related to a partial insurance settlement for assets destroyed in a fire at one of the Company's galvanizing facilities. While we expect to receive substantial additional insurance proceeds under the policy in the future, the ultimate amount that we collect has not yet been determined. Any future recoveries under this policy will be recognized in the period in which proceeds are approved by

AZZ Third Quarter – Fiscal Year 2013
January 9, 2013

our insurance carrier. Pro forma earnings per diluted share exclusive of this non operational income item for the first nine months were $1.73, a 50 percent gain over the same period last year.

Backlog at the end of our third quarter was $215.8 million, which includes the favorable impact of Nuclear Logistics Incorporated’s acquired backlog. Backlog at the end of the third quarter of fiscal year 2012 was $132.1 million and $138.6 million at February 29, 2012. Incoming orders for the third quarter were $152.4 million while shipments for the quarter totaled $149.7 million, resulting in a book to ship ratio of 102 percent. Of the backlog of $215.8 million, 29 percent is to be delivered outside of the U.S.

Revenues for the Electrical and Industrial Products Segment for the third quarter of fiscal 2013 were $60.4 million as compared to $43.9 million for the same quarter last year, an increase of 38 percent. NLI, acquired June 1, 2012, contributed $16.4 million of this increase. Operating income for the segment increased 57 percent to $9 million compared to $5.7 million in the same period last year. Operating margins for the third quarter were 15 percent for the quarter as compared to 13 percent in the prior year period. For the first nine months of fiscal 2013, revenues increased 26 percent to $171.6 million and operating income increased 38 percent to $25.1 million compared to $136.5 million and $18.2 million respectively, in the prior year period. Operating margin for the first nine months was 15 percent as compared to 13 percent in the prior year period.

Revenues for the Company’s Galvanizing Service Segment for the third quarter were $89.3 million, compared to the $72.6 million in the same period last year, an increase of 23 percent. Operating income was $24.4 million as compared to $18.6 million in the prior period, an increase of 32 percent. Operating margins for the third quarter were 27 percent, compared to 26 percent in the same period last year. For the nine months of fiscal 2013, revenues increased 24 percent to $258.6 million and operating income increased 30 percent to $70.6 million compared to $209 million and $54.4 million respectively, for the first nine months of the prior year. Year to date operating margins were 27 percent compared to 26 percent in the prior year period.

David H. Dingus, president and chief executive officer of AZZ incorporated, commented, “The third quarter and first nine months of fiscal 2013 reflects favorable year over year growth in both segments and effective identification and execution of our opportunities in a market environment of continued economic and regulatory uncertainty. We are extremely pleased with the reported results. We continue our effort to identify product and market expansion opportunities to further enhance our strategic position.”

The company today announced that it has acquired G3 Galvanizing, a galvanizing operation in Halifax, Nova Scotia on January 2, 2013. This acquisition is part of the stated AZZ strategy to continue the geographic expansion of its served markets that should provide a basis for continued growth of the Galvanizing Services Segment of AZZ. G3, while relatively small in terms of production and revenue, has a rich heritage of providing superior level of service and support to the customers in Canadian Maritimes. Operated with pride and integrity since its founding, this very successful operation will complement our existing network of North American plants. Existing operating management has agreed to remain with the company and the acquisition is anticipated to be accretive in the first year of operation.

AZZ Third Quarter – Fiscal Year 2013
January 9, 2013

Based upon the evaluation of information currently available to management, we are revising our fiscal year 2013 guidance for revenues to be in the range of $575 to $585 million. Our earnings are anticipated to be in the range of $2.35 and $2.45 per diluted share. This guidance reflects the two-for-one-stock split effective July 30, 2012. The previously issued guidance was for revenues to be in the range of $575 to $600 million and that fully diluted earnings per share to be in the rage of $2.25 to $2.40 after the effect of the two-for-one stock split. Our guidance does reflect the acquisition of NLI during the last nine months of fiscal 2013 and the acquisition of Galvcast for the last five months of fiscal 2013, and G3 Galvanizing for the last two months of the fiscal 2013.

AZZ incorporated will conduct a conference call to discuss financial results for the third quarter of fiscal year 2013 at 11:00 A.M. ET on Wednesday, January 9, 2013. Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 (international). The call will be web cast via the Internet at www.azz.com/azzinvest.htm. A replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088 (international), confirmation #10022595 or for 30 days at www.azz.com/azzinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of power generation, transmission and distribution and industrial, as well as a leading provider of hot dip galvanizing services to the North American steel fabrication market.

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets that AZZ serves, foreign and domestic, customer request delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 29, 2012 and other filings with the SEC, available for viewing on AZZ’s website at www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their

AZZ Third Quarter – Fiscal Year 2013
January 9, 2013

entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

---Financial tables on the following page---

AZZ Third Quarter – Fiscal Year 2013
January 9, 2013

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30, 2012	November 30, 2011	November 30, 2012	November 30, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$149,675	$116,493	$430,203	$345,487
Costs and Expenses:
Cost of Sales	104,672	85,686	304,022	253,231
Selling, General and Administrative	17,895	11,320	49,019	36,110
Interest Expense	3,234	3,519	9,802	10,453
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	157	(7)	(5,794)	164
Other (Income)	(454)	(193)	(700)	(1,225)
	$125,504	$100,325	$356,349	$298,733

Income before income taxes	24,171	16,168	73,854	46,754
Income Tax Expense	8,807	6,147	26,631	17,662
Net income	$15,364	$10,021	$47,223	$29,092
Net income per share
Basic	$0.61	$0.40	$1.87	$1.16
Diluted	$0.60	$0.39	$1.85	$1.15
Diluted average shares outstanding	25,603	25,374	25,537	25,340

Segment Reporting
(in thousands)

	Three Months Ended		Nine Months Ended
	November 30, 2012	November 30, 2011	November 30, 2012	November 30, 2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$60,421	$43,849	$171,633	$136,518
Galvanizing Services	89,254	72,644	258,570	208,969
	$149,675	$116,493	$430,203	$345,487

Segment Operating Income:
Electrical and Industrial Products	$8,952	$5,719	$25,087	$18,214
Galvanizing Services	24,449	18,555	70,631	54,431
Total Segment Operating Income	$33,401	$24,274	$95,718	$72,645

Condensed Consolidated Balance Sheet
(in thousands)

	November 30, 2012	February 29, 2012
	(unaudited)	(audited)

Assets:
Current assets	$252,132	$302,736
Net property, plant and equipment	$152,006	$135,827
Other assets, net	$270,327	$168,212
Total assets	$674,465	$606,775

Liabilities and shareholders’ equity:
Current liabilities	$109,493	$77,979
Long term debt due after one year	$196,429	$210,714
Other liabilities	$41,174	$30,473
Shareholders’ equity	$327,369	$287,609
Total liabilities and shareholders’ equity	$674,465	$606,775

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Nine Months Ended
	November 30, 2012	November 30, 2011
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$66,587	$46,832
Net cash provided by (used in) investing activities	($133,602)	($16,070)
Net cash provided by (used in) financing activities	($26,807)	($9,221)
Effect of exchange rate changes on cash	$27	$168
Net increase (decrease) in cash and cash equivalents	($93,797)	$21,709
Cash and cash equivalents at beginning of period	$143,303	$138,390
Cash and cash equivalents at end of period	$49,506	$160,099

--END--